Exhibit 99.1

NEWS RELEASE

Contact:James C. Lewis, CFO
U.S. Concrete, Inc.
713-499-6222

FOR IMMEDIATE RELEASE

U.S. CONCRETE PRESIDENT AND
CHIEF EXECUTIVE OFFICER TO STEP DOWN

HOUSTON, TEXAS –March 30, 2011 –U.S. Concrete, Inc. (NASDAQ: USCR) today announced that Michael W. Harlan, President and Chief Executive Officer, will step down in 2011 after leading the Company for the past four years.  Mr. Harlan will remain with the Company in his current role while the Board of Directors conducts a search for his replacement.

Mr. Harlan, a founding Director of U.S. Concrete, served as its Chief Financial Officer from May 1999 until November 2004.  Beginning in April 2003, he assumed additional responsibility as Executive Vice President and Chief Operating Officer until he was named President and Chief Executive Officer in May 2007.  Mr. Harlan was instrumental in the strategic growth of the Company and recently led U.S. Concrete through the most severe recession the construction industry has faced since the Depression.

“Serving as the CEO of U.S. Concrete has been one of the most rewarding experiences of my professional career.  The men and women of this Company are dedicated to providing outstanding service to its customers and creating value for its shareholders,” stated Mr. Harlan.  “After having successfully completed the restructuring of U.S. Concrete’s balance sheet in August 2010, I am very confident that the Company is well positioned for the next stage of its growth.  I appreciate the support this Board of Directors has given me as I make this transition in my career.”

The Board of Directors has engaged Russell Reynolds Associates to assist in the search for a new CEO and named Director Kurt Cellar to head the Search Committee.

“I would like to commend Michael for his leadership of U.S. Concrete through extremely challenging economic times,” said Gene Davis, Chairman of the Board.  “Michael not only succeeded in completion of the Company’s restructuring, but also in keeping the entire organization focused on its customers and operations during this period.  We thank him for his years of service and wish him well in his future endeavors.”

ABOUT U.S. CONCRETE

 U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and concrete-related products; and precast concrete products. The Company has 102 fixed and 11 portable ready-mixed concrete plants, seven precast concrete plants and seven producing aggregates facilities. During 2010, these plant facilities produced approximately 3.8 million cubic yards of ready-mixed concrete from continuing operations and 3.1 million tons of aggregates. For more information on U.S. Concrete, visit www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This press release contains various forward-looking statements and information that are based on management's belief, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them.  Forward-looking information includes, but is not limited to, statements regarding the Company being positioned for the next stage of growth.  Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete's business; adverse weather conditions; the availability and pricing of raw materials; the availability of refinancing alternatives; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission, including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2010.